Exhibit (a)(5)(B)

PRESS RELEASE

CONTACT: Todd Pozefsky

(203) 458-5807

WHITE MOUNTAINS ANNOUNCES

PRELIMINARY RESULTS OF ITS TENDER OFFER

HAMILTON, Bermuda, May 8, 2018 — White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today the preliminary results of its “modified Dutch auction” tender offer to purchase up to 500,000 shares. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on May 7, 2018.

Based on a preliminary count by the depositary for the tender offer, 585,467 shares were properly tendered and not properly withdrawn at or below the final purchase price of $875 per share, including 172,790 shares that were tendered by notice of guaranteed delivery.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, the Company has elected to amend the tender offer to purchase 75,068 additional shares (within up to 2% of its outstanding shares) and as a result it will purchase 575,068 shares at the final purchase price of $875 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $503.2 million, excluding fees and expenses related to the tender offer. As such, White Mountains has determined that the preliminary proration factor for the tender offer is approximately 98.2%. The shares expected to be purchased in the tender offer represent approximately 15.3% of White Mountains’s shares outstanding as of April 9, 2018.

The number of shares expected to be purchased in the tender offer, the purchase price and the proration factor are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered by notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payments for shares accepted for purchase under the tender offer, and the return of all other shares tendered and not purchased, will be made promptly after the final results of the tender offer are announced.

The Company expects to have approximately 3,178,337 common shares outstanding as of the time immediately following payment for the accepted shares.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., at (800) 893-5865 (toll free) or by email at wtm@dfking.com. The dealer managers for the tender offer were J.P. Morgan Securities LLC and Barclays Capital Inc.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•                                  change in adjusted book value per share or return on equity;

•                                  business strategy;

•                                  financial and operating targets or plans;

•                                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves;

•                                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                  expansion and growth of its business and operations; and

•                                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                  the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed February 28, 2018;

•                                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                                  the continued availability of capital and financing;

•                                  general economic, market or business conditions;

•                                  competitive forces, including the conduct of other insurers;

•                                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                                  an economic downturn or other economic conditions adversely affecting its financial position; and

•                                  other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to shareholders or as otherwise required by law, the Company assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.